Schedule A

Funds and Classes

FUND	CLASSES	COMMENCEMENT DATE	DIVIDEND FREQUENCY
Invesco Insured Municipal Income Trust	Common	10/1/16	Monthly
Invesco Quality Municipal Income Trust	Common	10/1/16	Monthly
Invesco Municipal Income Opportunities Trust	Common	10/1/16	Monthly
Invesco Bond Fund	Common	10/1/16	Monthly
Invesco CA Value Muni Inc Trust	Common	10/1/16	Monthly
Invesco Trust for Inv Grade Muni	Common	10/1/16	Monthly
Invesco Adv Muni Inc Trust II	Common	10/1/16	Monthly
Invesco Municipal Trust	Common	10/1/16	Monthly
Invesco High Inc Trust II	Common	10/1/16	Monthly
Invesco Muni Opportunity Trust	Common	10/1/16	Monthly
Invesco PA Value Muni Inc Trust	Common	10/1/16	Monthly
Invesco Dynamic Credit Oppt. Fund	Common	10/1/16	Monthly
Invesco Trust Inv Grade NY Muni	Common	10/1/16	Monthly
Invesco Senior Income Trust	Common	10/1/16	Monthly
Invesco High Income 2023 Target Term Fund	Common	11/21/16	Monthly

Amended and Restated as of November 21, 2016

Acknowledged by:
Name:
Title: